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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


                                 by and between


                            BAKER HUGHES INCORPORATED


                                       and


                                MICHAEL E. WILEY

                                  July 17, 2000


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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT dated as of July 17, 2000 (this "Agreement"), by and between Michael E. Wiley (the "Executive") and Baker Hughes Incorporated, a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of the Company (the "Board") desires to retain the Executive as the Chief Executive Officer of the Company and to encourage the attention and dedication to the Company of the Executive as a member of the Company's management, in the best interests of the Company and its shareholders;

         WHEREAS, the Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided; and

         WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of the Executive's employment; and

         WHEREAS, the Company and the Executive have simultaneously herewith executed a Severance Agreement dated of even date herewith (the "Severance Agreement");

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment; Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence the date the Executive begins full-time employment with the Company (which is expected to be on August 14, 2000, the "Effective Date") and shall end on the Executive's Date of Termination (as defined in Section 7(b) hereof). The term of this Agreement (the "Term") shall begin on the Effective Date and shall end on the third anniversary thereof; provided, that, on August 14, 2001, and each anniversary of August 14 thereafter, the Term shall be extended for one additional year unless, prior to July 15, 2001 with respect to the extension on August 14, 2001, and each anniversary of July 15 thereafter with respect to each subsequent annual extension, the Company or the Executive shall have given notice not to extend the Term.

     2. Position and Duties.

         (a) As of the Effective Date, the Executive shall serve as Chief Executive Officer of the Company, in which capacity the Executive shall perform the usual and customary duties of such office, which shall be those normally inherent in such capacity in U.S. publicly held corporations of similar size and character. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company and will act accordingly.

         (b) During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company's business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company. The


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Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Subject to the covenants of Section 9 herein, this shall not be construed as preventing the Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. Further, subject to Section 9 herein, the Executive may serve as a director of other companies so long as such service is not injurious to the Company, so long as such service does not present the Executive with a conflict of interest, and is approved by the Compensation Committee of the Board.

         (c) In keeping with the Executive's fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

         (d) Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include the following: (i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business (other than severance, employment termination or retirement benefits or payments that Executive receives from BP Amoco PLC, Atlantic Richfield Company or Vastar Resources, Inc. in connection with his prior employment and relationship with those companies);
(ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company's interest; (iii) disclosure or other misuse of Confidential Information (as defined in Section 9); (iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the design, manufacture or marketing of products designed, manufactured or marketed by the Company; (v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

         (e) Further, the Executive covenants, warrants and represents that he shall:

             (i) Devote his full and best efforts to the fulfillment of his employment obligations;

             (ii) Exercise the highest degree of fiduciary loyalty and care and the highest standards and conduct in the performance of his duties; and

             (iii) Endeavor to prevent any harm, in any way, to the business or reputation of the Company.


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         (f) As Chief Executive Officer of the Company, the Executive is
required to own common stock in the Company equal to three times Base Salary within five years from the Effective Date. Subject to approval of the Compensation Committee of the Board, effective May 20, 2001, the Executive will receive a one-time grant of restricted common stock of the Company equal to the number of shares of common stock of the Company owned by the Executive on May 20, 2001, not to exceed 50,000 shares. Vesting of these restricted shares will occur upon retirement from the Company, involuntary termination (unless due to cause), permanent disability or death and is subject to the other terms and conditions of the grant. Retirement for this purpose means attaining age 55 with at least 10 years of service with the Company. On the first day of employment under this Agreement, the Executive will be credited with seven years of service for purposes of this program.

     3. Place of Performance. In connection with the Executive's employment by the Company, the Executive's principal business address shall be at the Company's current principal executive offices in Houston, Texas (the "Principal Place of Employment") or in such other place as the Executive and the Company may agree.

     4. Compensation and Related Matters.

          (a) Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary ("Base Salary") in an amount that shall be established from time to time by the Board or the Compensation Committee of the Board (the "Compensation Committee"), payable in approximately equal installments in accordance with the Company's customary payroll practices. The Base Salary shall be set initially at $925,000. The Base Salary shall be reviewed at least annually during the Employment Period and may be increased but not decreased during the Employment Period.

          (b) Bonuses. During the Employment Period, the Executive shall be eligible to participate in the Company's 1995 Employee Annual Incentive Compensation Plan, as amended (the "Annual Incentive Plan"), or any successor plan thereto. The bonus opportunity afforded the Executive pursuant to this
Section 4(b) may vary from year to year and any bonus earned thereunder (the "Annual Bonus") shall be paid at a time and in a manner consistent with the Company's customary practice. For the year 2000, the Executive's bonus is guaranteed to be not less than an amount equal to $525,000. In subsequent years, the Executive's bonus levels will be contingent upon the Company achieving predetermined financial results and approval by the Compensation Committee of the Board.

          (c) Equity-Based Compensation. During the Employment Period, the Executive shall be entitled to receive equity-based compensation awards on substantially similar terms and conditions no less favorable than awards made to the other senior executive officers of the Company. Such awards shall be commensurate with the awards normally granted to the chief executive officer of other public companies similar in size and character to the Company. Such awards may be granted pursuant to the terms of an equity-based compensation plan of the Company or otherwise, provided that any grant made other than pursuant to any such Company plan shall be approved by either the Board or the Compensation Committee.


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         Upon employment the Executive will receive an award of 150,000 shares of restricted stock, under the Company's Long Term Incentive Plan, one-third of which will vest on August 15 of each of 2001, 2002 and 2003, in each case subject to continued employment with the Company. These shares of restricted stock would be granted pursuant to the Company's Long Term Incentive Plan and may contain mutually agreeable performance targets for vesting. These shares will be entitled to receive dividends prior to vesting.

         The Executive will also be eligible to receive options to purchase 1,000,000 shares of the Company's common stock under the Company's Long Term Incentive Plan. As soon as practicable after commencement of employment, options to purchase 500,000 shares will be granted. One-third of these options will become exerciseable on August 15 of each of 2001, 2002 and 2003, in each case subject to the terms and conditions of the Company's Long Term Incentive Plan. An option to purchase an additional 500,000 shares will be granted under the Long Term Incentive Plan, or such other plan approved by the Company's stockholders, to the Executive not later than January 31, 2001. One-third of these options will become exerciseable on the date which is 12, 24, and 36 months after the date of grant, subject to the applicable terms and conditions of the plan and option agreements. In accordance with the Long Term Incentive Plan, the exercise price of these options will be the last per share sale price of the Company's common stock on the day preceding the date of grant as reported by The Wall Street Journal in the composite transactions report section for the New York Stock Exchange.

         On August 15, 2000, a Supplemental Restricted Stock Grant will be made to Executive in accordance with the provisions of Attachment No. 1.

          (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable legal expenses that the Executive has incurred in connection with entering into the employ of the Company and all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and shall be entitled to all perquisites and special benefits suitable to the character of the Chief Executive Officer, including, but not limited to, executive life insurance, club memberships, financial planning (including tax return preparation), an annual physical examination, security monitoring at your residences, phone/internet access at your residences and other perquisites that may be added with the approval of the Compensation Committee of the Board of Directors of the Company, each within the limitations of the Company's Executive Perquisite Program. The pool of perquisite dollars that will be available to you under the Company's Executive Perquisite Program is $25,000. Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally.


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          (f) Vacation. During the Employment Period, the Executive shall be entitled to vacation in accordance with the standard written policy of the Company with regard to vacations of employees (25 vacation days annually, prorated in 2000 based on the Effective Date), and will be given credit for years of industry service in determining years of service for this purpose.

          (g) Services Furnished. During the Employment Period, the Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position and no less favorable than those being provided to the Executive by the Company as of the date hereof.

     5. Offices. Subject to Sections 2, 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company's subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Company's subsidiaries; provided, that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Company, any of its subsidiaries, or in connection with any such executive position, as the case may be. This indemnity is in addition to and not in replacement of the Company's obligations to provide indemnity pursuant to
Section 10 hereof.

     6. Termination. The Employment Period shall end in the event of a termination of the Executive's employment in accordance with any of the provisions of Section 6 or 7, and the Term shall expire in the event of a termination of Executive's employment by the Company for Cause or by the Executive without Good Reason, in each case, on the Executive's Date of Termination.

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of ninety
(90) days in the aggregate during any period of twelve (12) consecutive months or it is reasonably expected that such disability will exist for more than such period of time, and within thirty (30) days after written Notice of Termination (as defined in Section 7) is given (which notice may be given during such ninety
(90) day period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder for "Disability."

         During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.


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          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

               (i) the Executive is convicted of an act of fraud, embezzlement, theft or other criminal act constituting a felony;

               (ii) a material breach by the Executive of any provision of this Agreement;

               (iii) the failure by the Executive to perform any and all covenants contained in Sections 2(c), 2(d), 2(e) and 9 of this Agreement for any reason other than the Executive's death, Disability or following the Executive's delivery of a Notice of Termination for Good Reason; or

               (iv) a material breach by the Executive of the Company's Standards of Ethical Conduct;

provided, that, the Executive shall have thirty (30) business days from the date on which the Executive receives the Company's Notice of Termination for Cause under clause (ii), (iii) or (iv) above to remedy any such occurrence otherwise constituting Cause under such clause (ii), (iii) or (iv).

Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 6(c) and specifying the particulars thereof in detail.

         (d) Good Reason. The Executive may terminate his employment hereunder for "Good Reason." Good Reason for the Executive's termination of employment shall mean the occurrence, without the Executive's prior written consent, of any one or more of the following:

               (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, office, title and reporting requirements), authorities, duties or other responsibilities as contemplated by Section 2 of this Agreement;

               (ii) the relocation of the Principal Place of Employment to a location more than fifty (50) miles from the Principal Place of Employment;

               (iii) a 10% reduction in the Executive's aggregate compensation and benefits as set forth in Section 4 hereof;

               (iv) a material breach by the Company of any provision of this Agreement;


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provided, in any case, that the Company shall have thirty (30) business days from the date on which the Company receives the Executive's Notice of Termination for Good Reason to remedy any such occurrence otherwise constituting Good Reason.

          (e) Either party hereto may terminate this Agreement at any time by giving the Board or the Executive, as the case may be, no more than thirty (30) days' prior written notice, in accordance with Section 7 hereof, of such party's intent to so terminate this Agreement.

     7. Termination Procedure.

          (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to Section 6(a) above, the date of the Executive's death, (ii) if the Executive's employment is terminated pursuant to Section 6(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 6(c) above, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 12 hereof, (iv) if the Executive's employment is terminated pursuant to Section 6(d) above, the date on which a Notice of Termination is given or any later date (within thirty
(30) days of the date of such Notice of Termination) set forth in such Notice of Termination and (v) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not later than thirty (30) days following the date on which Notice of Termination is given; provided, that, if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding and final arbitration award.

          (c) Compensation During Dispute. If a purported termination occurs during the Term, and such termination is disputed in accordance with subsection
(b) of this Section 7, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection
(b) of this Section 7. Amounts paid under this Section 7(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.


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     8. Compensation upon Termination or During Disability.

          (a) Accrued Obligation Defined. For purposes of this Agreement, payment of the "Accrued Obligation" shall mean payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination and a lump sum amount in cash equal to the sum of (i) the Executive's Base Salary through the Date of Termination, (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay and (iii) any other amounts due the Executive as of the Date of Termination, in each case to the extent not theretofore paid.

          (b) Disability; Death. Following the termination of the Executive's employment pursuant to Sections 6(a) or (b) hereof, the Company shall pay to the Executive (or his designated beneficiary or legal representative, if applicable): (i) the Accrued Obligation, (ii) a lump sum in cash equal to one-half of the Executive's Base Salary as in effect on the Date of Termination (for each year and prorated for any partial years) for the remainder of the Term (as such Term may have been extended), and (iii) a lump sum in cash equal to the Executive's Expected Value (as defined in the Annual Incentive Plan, and assuming for this purpose that any performance goals under such Plan for such Plan year have been achieved at the Expected Value level), or similar award opportunity under a successor plan thereto, for the year in which the Date of Termination occurs. Baker Hughes shall pay the Executive the amounts required pursuant to this Section 8(b) no later than 60 days after the termination of the Executive's employment pursuant to Sections 6(a) or (b) hereof.

          (c) By the Company for Cause. If during the Term the Executive's employment is terminated by the Company pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

          (d) By the Executive Without Good Reason. If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Executive shall not have breached this Agreement if he terminates his employment for any reason.

         (e) By the Company Without Cause or by the Executive for Good Reason. If during the Term the Executive's employment is terminated by the Company other than for Cause, death or Disability or if the Executive terminates his employment for Good Reason, then

               (i) the Company shall pay the Executive the Accrued Obligation;


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               (ii) the Company shall continue to pay to the Executive his Base
          Salary (at the rate in effect as of the Date of Termination) for the remainder of the Term (as such Term may have been extended), payable consistent with the Company's normal payroll practices; provided, that for purposes of this clause (ii), Base Salary shall be deemed to increase on each January 1 following the Date of Termination by the GNP price deflator adjustment (if there is an increase caused by that adjustment) as published by the federal government for the previous 12 months, determined by the then public accounting firm of record of the Company (that performs the annual audit);

               (iii) the Company shall, once a year for the remainder of the Term (as such Term may have been extended), consistent with the Company's normal payroll practices, pay to the Executive an amount equal to the Executive's Expected Value (as defined in the Annual Incentive Plan, and assuming for this purpose that any performance goals under such Plan for such Plan year have been achieved at the Expected Value level), or similar award opportunity under a successor plan thereto, for the year in which the Date of Termination occurs; provided, that for purposes of this clause (iii), Expected Value shall be deemed to increase on each January 1 following the Date of Termination by the GNP price deflator adjustment (if there is an increase caused by that adjustment) as published by the federal government for the previous 12 months, determined by the then public accounting firm of record of the Company (that performs the annual audit);

               (iv) all equity-based awards then held by Executive shall become fully vested; and

               (v) the Company shall continue to provide to the Executive the benefits described in Section 4(e), to the extent legally permitted, and (g) hereof for the remainder of the Term (as such Term may have been extended); provided, that such benefits shall be reduced to the extent benefits of the same type are received by or made available to the Executive during such period, and provided, further, that the Executive shall have the obligation to notify the Company that he is entitled to or receiving such benefits. To the extent that the Executive is entitled to receive benefits under COBRA at the Executive's cost, this right shall arise after the period during which the Company provides such benefits pursuant to this Section 8(e)(v).

The Company agrees that, if the Executive's employment with the Company terminates for any reason during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8. Further, except with respect to the benefits provided pursuant to clause (v) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise. Payments to the Executive under this Section 8 (other than Accrued Obligations) are contingent upon the Executive's execution of a release substantially in the form of Exhibit A hereto.


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     9. Confidential Information; Non-Competition; Non-Solicitation.

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (hereinafter being collectively referred to as "Confidential Information"). For the avoidance of doubt, Confidential Information shall not include information that:

              (i) is already in Executive's possession; provided that the information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or any of its subsidiaries,

              (ii) becomes generally available to the public other than as a result of a disclosure by the Executive, or

              (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its subsidiaries.

The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

          (b) Non-Competition. During the Employment Period and for a period of two (2) years following the Date of Termination (such period following the Employment Period, the "Restricted Period"), the Executive shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

              For purposes of this Agreement, "Competition" by the Executive means the Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder,


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member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Term.

          (c) Non-Solicitation. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

               (i) solicit from any customer doing business with the Company as of the Date of Termination that is known to Executive, business of the same or of a similar nature to the business of the Company with such customer;

               (ii) solicit from any potential customer of the Company that is known to the Executive business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

               (iii) solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company upon the Date of Termination, or within six (6) months prior thereto; or

               (iv) otherwise knowingly interfere with the business or accounts of the Company.

         The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company's Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company's legitimate business interests and are designed to protect the Company's Confidential Information and goodwill.

         The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company's legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 9 the Company shall be entitled to injunctive relief against the Executive's activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

          (d) Publicity. The Executive agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Executive's name, picture, likeness, photograph, signature or any other attribute of the Executive's persona (all of such attributes are hereafter collectively referred to as "Persona") in any media for any advertising, publicity or other purpose at any time, either during or subsequent to his employment by the

Company. The Executive agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Executive may have; and the Executive agrees that he will receive no additional compensation for the use of his Persona. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

     10. Indemnification; Legal Fees. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company's state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

     11. Successors; Binding Agreement.

          (a) Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

     12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                If to the Executive:

                Mr. Michael E. Wiley
                10930 Kemwood Drive
                Houston, Texas 77024

                If to the Company:

                Baker Hughes Incorporated
                3900 Essex Lane, Suite 1200
                Houston, Texas  70027
                Attention:  General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.


     13. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board or its Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

     14. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement, the Executive's employment by the Company or the Executive's compensation or benefits (a "Dispute") shall be settled in accordance with the procedures described in this Section 14.

         (a) First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between the Executive and executives or directors of the Company who have authority to settle the Dispute. Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five days after the effective date of that notice, the Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within 30 days of the effective date of the disputing party's notice. If the Dispute has not been resolved within 60 days of the disputing party's notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three business days' notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 14 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

         (b) Second, if the Dispute is not resolved through negotiation as provided in Section 14(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral, they shall seek the assistance of the American Arbitration Association in the selection process.

         (c) Any Dispute that has not been resolved by the non-binding procedures provided in Sections 14(a) and 14(b) within 90 days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules of the American Arbitration Association or of such similar organization as the parties hereto may mutually agree; provided, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within 30 days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. Executive shall appoint one arbitrator, the Company shall appoint a second arbitrator, and a third arbitrator not appointed by the parties shall be appointed by the first two arbitrators selected. The arbitration shall be held in Houston, Harris County, Texas. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney's fees, incurred in connection with the Dispute. The arbitrators shall not award any amount to either the Executive or the Company in excess of the compensation, employee benefits and indemnification amounts that the Company paid or should have paid to the Executive pursuant to this Agreement.

         (d) Notwithstanding the Dispute resolution provisions of this Section 14, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 14 and to seek injunctive relief to protect the party's rights pending resolution of a Dispute pursuant to this Section 14, including, without limitation, the Company's rights pursuant to
Section 9 of this Agreement.

     15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles.

     16. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the parties under Sections 8, 9, 10 and 14 hereof shall survive the expiration of the Term. The compensation and benefits payable to the Executive or his beneficiary under Section 8 of this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company other than the Severance Agreement, and the Executive shall not be entitled to receive any benefits under Section 8 hereof if he has become eligible to receive benefits under the Severance Agreement.

     17. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     19. Release. In consideration of the benefits and compensation which may be awarded to the Executive pursuant to Section 8 of this Agreement, the Executive hereby agrees to execute and be bound by, as a condition precedent to receiving said benefits and compensation, the Release attached hereto as Exhibit A, such Release being incorporated herein by reference.

     20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; provided, that the Severance Agreement shall not be superseded hereby.

     21. Effectiveness. This Agreement shall become effective upon approval of the Board of Directors of the Company. The Company shall provide a certified copy of the resolution evidencing such approval as soon as practical after such approval.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


ATTEST:                                 BAKER HUGHES INCORPORATED


By: /s/ DANIEL J. CHURAY                By: /s/ JOE B. FOSTER
   -----------------------------           -------------------------------------
Name:   Daniel J. Churay                Name:   Joe B. Foster
Title:  Assistant Secretary             Title:  Chairman of the Board, President
                                                and Chief Executive Officer


                                        /s/ MICHAEL E. WILEY
                                        -----------------------
                                        MICHAEL E. WILEY

                                    EXHIBIT A

                                     RELEASE

         The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their directors, officers, employees and representatives, (collectively "Releasees"), from any and all claims, liabilities, obligations, damages, causes of action, demands, costs, losses and/or expenses (including attorneys' fees) of any nature whatsoever, whether known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, and the Federal Age Discrimination in Employment Act, which the Executive claims to have against any of the Releasees (in each case, except as to indemnification provided by (a) the Executive's Employment Agreement with the Company (as amended or superceded from time to time) and/or (b) by the Company's bylaws and any indemnification agreement or arrangement permitted by Section 145 of the Delaware General Corporation Law and by directors, officers and other liability insurance coverages to the extent you would have enjoyed such coverages had you remained a director or officer of the Company). In addition, the Executive waives all rights and benefits afforded by any state laws which provide in substance that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the Executive's settlement with the other person. The only exception to the foregoing are claims and rights that may arise after the date of execution of this Release.

         The Executive represents and acknowledges that in executing this Release he does not rely and has not relied upon any representation or statement, oral or written, not set forth herein or in the Agreement made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Release, the Agreement or otherwise.

         The Executive represents and agrees that he fully understands his right to discuss all aspects of this Release with his private attorney, that to the extent, if any, that he desires, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

         AGREED AND ACCEPTED, on this _____ day of __________________.


                                             -------------------------
                                             MICHAEL E. WILEY

                                Attachment No. 1

                       SUPPLEMENTAL RESTRICTED STOCK GRANT


1. Grant: The Company will make Executive a Supplemental Restricted Stock on August 15, 2000.

2.   Number of Shares to be Granted: 83,000 shares

3. Initial Vesting: On January 24, 2001, the number of shares of the grant to be forfeited (with the remaining shares eligible for vesting) will be determined by the formula below based on the last per share sale price of Baker Hughes Common Stock on August 14, 2000 and January 23, 2000 as reported by The Wall Street Journal in the composite transactions report section of the New York Stock Exchange:

     o    Shares Forfeited - 83,000 LESS the number equal to (a) 500,000 TIMES
          (b) the increase in per share price from August 14, 2000 to January 23, 2001, capped at a 20% increase, DIVIDED BY (c) the per share price on January 23, 2001.

4. Secondary Vesting Date: One third of the shares (that have not been forfeited on January 24, 2001) granted will vest on each August 15 of 2001, 2002 and 2003 so long as Executive remains in the employment of the Company.

5. Dividends and Distributions: Executive will earn dividends and distributions on that portion of the Contingent Restricted Stock Grant that has not been forfeited until such time as it is forfeited.